Exhibit 99.1

Ryerson Reports First Quarter 2026 Results

Began integration of Olympic Steel and building early synergy momentum while generating our strongest same-store shipments in nearly four years, expanding margins, and improving profitability

CHICAGO – May 6, 2026 – Ryerson Holding Corporation (NYSE: RYZ), a leading value-added processor and distributor of industrial metals, today reported results for the first quarter ended March 31, 2026.

Highlights:

•
Generated first quarter revenue of $1.57 billion following the February 13th merger with Olympic Steel, Inc, with tons shipped up 31.2% and average selling prices up 5.2% compared to the first quarter of 2025. On a same-store basis, excluding Olympic Steel, Ryerson generated first quarter revenue of $1.29 billion, with tons shipped 4.6% higher and average selling prices 8.9% higher year-over-year.
•
Achieved net income of $4.5 million, or $0.10 per share, and Adjusted net income of $13.1 million1, or $0.30 per share. Adjusted EBITDA, excl. LIFO2 generation was $67.4 million, $12.5 million of which was attributable to Olympic Steel.
•
Initiated integration of Olympic Steel by aligning enterprise leadership, establishing dedicated integration teams, and building early synergy momentum, positioning the organization to attain the projected $120 million in annual run-rate synergies by early 2028.
•
Ended the first quarter with total company debt of $908 million and net debt3 of $883 million, an increase of $445 million and $447 million, respectively, driven by the payoff of $300 million of Olympic Steel debt, merger-related expenses, and seasonally higher working capital requirements for the combined company.
•
Returned $9.7 million to stockholders in the form of dividends in the first quarter and declared a second quarter 2026 dividend of $0.1875 per share payable to stockholders of record as of June 4, 2026.
•
Additionally returned $1.6 million to stockholders during the quarter in the form of share repurchases and, as a subsequent event, obtained Board of Directors authorization for an additional $100 million of purchases over the next two years.

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q1 2026	Q4 2025	Q1 2025	QoQ	YoY

Revenue	$1,566.5	$1,104.8	$1,135.7	41.8%	37.9%
Tons shipped	656	461	500	42.3%	31.2%
Average selling price/ton	$2,388	$2,397	$2,271	(0.4)%	5.2%
Gross margin	18.4%	15.3%	18.0%	310 bps	40 bps
Gross margin, excl. LIFO(2)	19.1%	17.3%	18.6%	180 bps	50 bps
Warehousing, delivery, selling, general, and administrative expenses	$265.2	$205.3	$202.1	29.2%	31.2%
As a percentage of revenue	16.9%	18.6%	17.8%	-170 bps	-90 bps
Net income (loss) attributable to Ryerson Holding Corporation	$4.5	$(37.9)	$(5.6)	111.9%	180.4%
Diluted earnings (loss) per share	$0.10	$(1.18)	$(0.18)	$1.28	$0.28
Adjusted diluted earnings (loss) per share	$0.30	$(1.01)	$(0.18)	$1.31	$0.48
Adj. EBITDA, excl. LIFO	$67.4	$20.4	$32.8	230.4%	105.5%
Adj. EBITDA, excl. LIFO margin	4.3%	1.8%	2.9%	250 bps	140 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$907.7	$463.1	$497.3	96.0%	82.5%
Cash and cash equivalents	$25.1	$26.9	$33.6	(6.7)%	(25.3)%
Net debt	$882.6	$436.2	$463.7	102.3%	90.3%
Cash conversion cycle (days)	66.9	68.3	66.5	(1.4)	0.4
Net cash provided by (used in) operating activities	$(179.2)	$112.7	$(41.2)	$(291.9)	$(138.0)

Management Commentary

Eddie Lehner, Ryerson’s Chief Executive Officer & Director, said, “Our first quarter results reflect a promising start to 2026 with sequential and year-over-year improvement in shipments, margins, and profitability within a notably better industrial market backdrop relative to the past two years while establishing excellent early integration and synergy momentum with Olympic Steel. While the current market environment continues to be characterized by a myriad of riptides and cross-currents, quote and order activity increased meaningfully through the quarter both sequentially and year-over-year, particularly in our transactional book of business. We gained market share on a same-store and combined-company basis while seeing more and more of the benefits from the growth capex investments we have discussed with stakeholders over the past several years.”

Rick Marabito, Ryerson’s President, Chief Operating Officer & Director commented, “In this environment, we executed well in support of service center fundamentals with disciplined pricing and inventory management strategies to support margin expansion, a lean cash conversion cycle, and Adjusted EBITDA, excl. LIFO attainment above our guidance range. And, importantly, with only six weeks together before the end of the quarter, we made meaningful progress on the integration of Olympic Steel and are encouraged by the early traction in capturing synergies, advancing commercial alignment, and leveraging our combined scale to better serve our customers.”

Eddie Lehner continued, “Both Rick and I want to thank our colleagues across our expanded enterprise (RYZ) for their focus, collaboration, and commitment during the quarter and throughout this integration process as we build on our momentum and achievements thus far to deliver greater value and experiences to our customers and shareholders."

First Quarter Results

Ryerson generated net sales of $1.57 billion in the first quarter of 2026 following the February 13th merger with Olympic Steel, Inc., an increase of 37.9% compared to the year-ago period with tons shipped 31.2% higher and average selling prices 5.2% higher. Excluding the impact of Olympic Steel, first quarter same-store net sales were $1.29 billion, an increase of 13.9% year-over-year with average selling prices 8.9% higher and tons sold 4.6% higher. Sequentially, net sales increased by 41.8% with tons shipped 42.3% higher, partly offset by marginally weaker average selling prices (-0.4%) as our product mix began shifting higher in carbon products with the partial inclusion of Olympic Steel in the first quarter of 2026. On a same-store sequential basis, net sales increased by 17.1%, supported by higher tons shipped of 13.4% and higher average selling prices of 3.2%. Demand conditions in the first quarter reflected normal seasonal restocking as well as cyclical momentum. Average selling prices across our portfolio of products were supported by these demand trends while bright metals pricing was additionally influenced by geopolitical developments.

Gross margin expanded to 18.4% in the first quarter, or 18.0% on a same-store basis, an increase compared to 15.3% in the prior quarter as contract pricing began to reset and transactional pricing was supported by the improved demand environment. LIFO expense for the first quarter was $10.0 million compared to $22.5 million in the prior quarter. Excluding the impact of LIFO, gross margin expanded to 19.1%, or to 18.8% on a same-store basis, in the first quarter of 2026 compared to 17.3% in the fourth quarter of 2025.

First quarter total company warehousing, delivery, selling, general, and administrative expenses were $265.2 million, or $217.6 million on a same-store basis, compared to $205.3 million in the prior quarter and $202.1 million in the year-ago quarter. First quarter same-store year-over-year expense increases were driven by advisory service fees related to the Olympic Steel merger, higher compensation and benefits expenses, and higher delivery expenses as diesel prices increased during the period. On a per ton basis, total company warehousing, selling, general, and administrative expenses were $404 per ton in the first quarter, or $416 per ton on a same-store basis, compared to $404 per ton in the year-ago period and $445 per ton in the previous period.

Net income attributable to Ryerson Holding Corporation for the first quarter of 2026 was $4.5 million, or $0.10 per diluted share, compared to net loss of $37.9 million, or $1.18 per diluted share, for the previous quarter, and net loss of $5.6 million, or $0.18 per diluted share, for the first quarter of 2025. After removing the impacts of both the advisory service fees and the income tax provision related to the Olympic Steel merger as well as an asset impairment charge, Ryerson's first quarter Adjusted Net Income was $13.1 million, or $0.30 per diluted share. Adjusted EBITDA, excluding LIFO generation was $67.4 million in the first quarter of 2026 compared to $20.4 million in the fourth quarter of 2025 and $32.8 million in the year-ago period.

Olympic Steel Integration & Financial Results

Despite closing on the Olympic Steel merger only six weeks before quarter-end, management achieved meaningful progress on integration and operational synergies during the period and the organization is on track to achieve its targeted $40 million in first-year annual run-rate synergies and $120 million in annual run-rate synergies over the next two years post-merger closing. The organization has aligned leadership roles and established integration teams dedicated to organizational cohesion and synergy attainment. This focused approach produced early progress as the organization achieved realization of $1 million in synergy attainment through procurement, efficiency, commercial enhancement, and network optimization strategies during the first quarter.

In the last six weeks of the quarter, Olympic Steel contributed $273 million of revenue and $12.5 million of Adjusted EBITDA, excluding LIFO to Ryerson's first quarter results, in-line with management expectations.

Liquidity & Debt Management

Ryerson used $179.2 million of cash from operations in the first quarter primarily to fund higher working capital requirements in support of higher revenues and merger-related costs for the combined Company during the seasonally strong period. This compares to a use of cash from operating activities of $41.2 million in the first quarter of 2025. The Company ended the first quarter of 2026 with debt of $908 million and net debt of $883 million compared to debt of $463 million and net debt of $436 million for the fourth quarter of 2025. The Company’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, increased to $618 million as of March 31, 2026 compared to $502 million as of December 31, 2025, reflective of the increased borrowing base supported by higher receivables and inventory of the combined companies.

Stockholder Return Activity

Dividends. On May 6, 2026, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on June 18, 2026, to stockholders of record as of June 4, 2026. During the first quarter of 2026, Ryerson’s quarterly dividend amounted to a cash return to stockholders of $9.7 million.

Share Repurchases and Authorization. Ryerson returned $1.6 million to stockholders in the form of share repurchases during the first quarter through the opportunistic repurchase of approximately 74,000 shares in the open market. On May 6th, the Board of Directors approved a new share repurchase program, providing the Company with the authorization to repurchase up to $100 million in shares through April 30th, 2028.

Outlook Commentary

In the second quarter of 2026, the Company expects that same-store daily shipments will increase sequentially between 1% to 3% from first quarter levels, in-line with normal seasonality patterns. Therefore, with the full addition of Olympic Steel in the second quarter compared to only six weeks at the end of the first, Ryerson expects that tons shipped will increase by 18% to 20% sequentially. The Company also anticipates that same-store average selling prices will be up 2% to 4% sequentially with overall average selling prices up by 1% to 3% quarter-over-quarter as our weighted average product mix shifts toward a higher carbon product mix post-merger with the full quarter inclusion of Olympic Steel while carbon, stainless, and aluminum prices trend higher sequentially. Net sales are therefore expected to be in the range of $1.86 billion to $1.93 billion. Net income generation for the second quarter of 2026 is expected to be in the range of $20 to $22 million, or $0.38 to $0.42 per diluted share, with LIFO expense between $14 and $16 million. Second quarter Adjusted EBITDA, excluding LIFO generation is expected to be in the range of $88 to $92 million, inclusive of Olympic Steel's expected contribution of $21 to $23 million. Second quarter synergy realization and contribution to Adjusted EBITDA excluding LIFO is expected to be in the range of $4 to $6 million.

Same-store Key Financial Metrics Reconciliation

			Ryerson
	Olympic Steel	Ryerson	Holding
	Period from	same-store	Corporation
(Dollars in millions, tons in thousands)	2/13/26 - 3/31/26	Three months ended March 31, 2026
Tons shipped	133	523	656
Net sales	$272.7	$1,293.8	$1,566.5
Gross margin, excluding LIFO expense	20.4%	18.8%	19.1%
Warehousing, delivery, selling, general & administrative expenses	$47.6	$217.6	$265.2
Expense % of sales	17.5%	16.8%	16.9%
Adjusted EBITDA, excluding LIFO expense	$12.5	$54.9	$67.4
Adjusted EBITDA, excluding LIFO expense % of sales	4.6%	4.2%	4.3%

First Quarter 2026 Major Product Metrics
	Net Sales (millions)
	Q1 2026	Q4 2025	Q1 2025	Quarter-over-quarter	Year-over-year

Carbon Steel	$793	$538	$563	47.4%	40.9%
Aluminum	$350	$282	$275	24.1%	27.3%
Stainless Steel	$376	$269	$281	39.8%	33.8%

	Tons Shipped (thousands)
	Q1 2026	Q4 2025	Q1 2025	Quarter-over-quarter	Year-over-year

Carbon Steel	521	361	389	44.3%	33.9%
Aluminum	48	42	48	14.3%	−
Stainless Steel	77	56	61	37.5%	26.2%

	Average Selling Prices (per ton)
	Q1 2026	Q4 2025	Q1 2025	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,522	$1,490	$1,447	2.1%	5.2%
Aluminum	$7,292	$6,714	$5,729	8.6%	27.3%
Stainless Steel	$4,883	$4,804	$4,607	1.7%	6.0%

Earnings Call Information

Ryerson will host a conference call to discuss first quarter 2026 financial results for the period ended March 31, 2026, on Thursday, May 7, 2026, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson, together with Olympic Steel, has approximately 6,400 employees and 160 locations. Visit Ryerson at www.ryerson.com.

Ryerson Investor Relations:

investorinfo@ryerson.com

Notes:

1For Adjusted net income please see Schedule 3

2For EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO and gross margin, excluding LIFO please see Schedule 2

3Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

Legal Disclaimer
The contents herein are provided for general information purposes only and do not constitute an offer to sell or purchase, or a solicitation of an offer to purchase, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or purchase, or a solicitation of an offer to purchase, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Ryerson’s current views about future events. Such forward-looking statements include, without limitation, statements about the benefits of the merger involving Ryerson and Olympic Steel, including future financial and operating results, expected synergies, Ryerson’s plans, objectives, expectations, and intentions, and other statements that are not historical facts. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates, and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the risk that the businesses will not be integrated successfully or will be more costly or difficult than expected; the risk that the cost savings and any other synergies may not be fully realized or may take longer to realize than expected, or that the merger may be less accretive than expected; the risk that the merger will not provide stockholders with increased earnings potential; the risk that increases to earnings, margins, and cash flows may not be as large as expected or many not occur at all; Ryerson and Olympic Steel may not be able to increase commercial growth, cross-sell, or expand geographically, and scale the combined businesses as expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the diversion of management time from ongoing business operations and opportunities as a result of the merger; the risk of adverse reactions or changes to business or employee relationships resulting from the merger; adverse economic conditions; highly cyclical fluctuations resulting from, among others, seasonality, market uncertainty, and costs of goods sold; the Company’s ability to remain competitive and maintain market share in the highly competitive and fragmented metals distribution industry; managing the costs of purchased metals relative to the price at which each company sells its products during periods of rapid price escalation or deflation; customer, supplier, and competitor consolidation, bankruptcy, or insolvency; the impairment of goodwill that could result from, among other things, volatility in the markets in which each company operates; the impact of geopolitical events; future funding for postretirement employee benefits may require substantial payments from current cash flow; the regulatory and other operational risks associated with our operations located outside of the United States; the adequacy of the Company’s efforts to mitigate cyber security risks and threats; reduced production schedules, layoffs, or work stoppages by each company’s own, its suppliers’, or customers’ personnel; any underfunding of certain employee retirement benefit plans and the actual costs exceeding current estimates; prolonged disruption of the Company’s processing centers; failure to manage potential conflicts of interest between or among customers or suppliers of each company; unanticipated changes to, or any inability to hire and retain key personnel at either company; currency exchange rate fluctuations; the incurrence of substantial costs of liabilities to comply with, or as a result of, violations of environmental laws; the risk of product liability claims; the Company’s indebtedness or covenants in the instruments governing such indebtedness; the influence of a single investor group over the company’s policies and procedures; and other risks inherent in Ryerson’s business and other factors described in Ryerson’s filings with the Securities and Exchange Commission. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by Ryerson. If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

Forward-looking statements are based on the estimates and opinions of management as of the date of this communication; subsequent events and developments may cause their assessments to change. Ryerson does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law and they specifically disclaim any obligation to do so. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income (Loss) and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Fourth
	First Quarter		Quarter
	2026	2025	2025

NET SALES	$1,566.5	$1,135.7	$1,104.8
Cost of materials sold	1,277.7	931.3	935.9
Gross profit	288.8	204.4	168.9
Warehousing, delivery, selling, general, and administrative	265.2	202.1	205.3
Impairment charges on assets	0.4	—	1.5
OPERATING PROFIT (LOSS)	23.2	2.3	(37.9)
Other income and (expense), net	1.7	0.3	(0.3)
Interest and other expense on debt	(11.7)	(9.5)	(9.5)
INCOME (LOSS) BEFORE INCOME TAXES	13.2	(6.9)	(47.7)
Provision (benefit) for income taxes	8.2	(1.6)	(10.2)
NET INCOME (LOSS)	5.0	(5.3)	(37.5)
Less: Net income attributable to noncontrolling interest	0.5	0.3	0.4
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$4.5	$(5.6)	$(37.9)
EARNINGS (LOSS) PER SHARE
Basic	$0.11	$(0.18)	$(1.18)
Diluted	$0.10	$(0.18)	$(1.18)
Shares outstanding - basic	42.4	31.9	32.2
Shares outstanding - diluted	43.2	31.9	32.2

Dividends declared per share	$0.1875	$0.1875	$0.1875

Supplemental Data :
Tons shipped (000)	656	500	461
Shipping days	63	63	61
Average selling price/ton	$2,388	$2,271	$2,397
Gross profit/ton	440	409	366
Operating profit (loss)/ton	35	5	(82)
LIFO expense per ton	15	14	49
LIFO expense	10.0	6.8	22.5
Depreciation and amortization expense	23.4	19.2	20.9
Cash flow provided by (used in) operating activities	(179.2)	(41.2)	112.7
Capital expenditures	(12.2)	(8.0)	(20.8)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Second Quarter 2026 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	March 31,	December 31,
	2026	2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$25.1	$26.9
Restricted cash	1.6	0.9
Receivables, less provisions of $3.0 at March 31, 2026 and $2.7 at December 31, 2025	847.1	460.8
Inventories	1,130.8	648.3
Prepaid expenses and other current assets	106.5	85.9
Total current assets	2,111.1	1,222.8
Property, plant, and equipment, at cost	1,461.4	1,179.8
Less: accumulated depreciation	582.5	570.0
Property, plant, and equipment, net	878.9	609.8
Operating lease assets	353.8	323.9
Other intangible assets	157.4	58.2
Goodwill	161.5	161.5
Deferred charges and other assets	60.9	28.5
Total assets	$3,723.6	$2,404.7
Liabilities
Current liabilities:
Accounts payable	$748.5	$516.0
Salaries, wages, and commissions	59.0	40.5
Other accrued liabilities	99.0	72.0
Short-term debt	2.6	1.9
Current portion of operating lease liabilities	41.5	34.0
Current portion of deferred employee benefits	3.6	3.7
Total current liabilities	954.2	668.1
Long-term debt	905.1	461.2
Deferred employee benefits	91.7	70.2
Noncurrent operating lease liabilities	343.0	318.6
Deferred income taxes	116.4	110.2
Other noncurrent liabilities	20.4	12.8
Total liabilities	2,430.8	1,641.1
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 60,228,129 and 40,373,512 shares issued at March 31, 2026 and December 31, 2025, respectively	0.6	0.4
Capital in excess of par value	973.0	432.6
Retained earnings	693.5	698.8
Treasury stock, at cost - Common stock of 8,302,685 shares at March 31, 2026 and 8,164,148 shares at December 31, 2025	(240.0)	(237.0)
Accumulated other comprehensive loss	(144.8)	(141.7)
Total Ryerson Holding Corporation Stockholders' Equity	1,282.3	753.1
Noncontrolling interest	10.5	10.5
Total Equity	1,292.8	763.6
Total Liabilities and Stockholders' Equity	$3,723.6	$2,404.7

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Fourth
	First Quarter		Quarter
	2026	2025	2025

Net income (loss) attributable to Ryerson Holding Corporation	$4.5	$(5.6)	$(37.9)
Interest and other expense on debt	11.7	9.5	9.5
Provision (benefit) for income taxes	8.2	(1.6)	(10.2)
Depreciation and amortization expense	23.4	19.2	20.9
EBITDA	$47.8	$21.5	$(17.7)
Gain on litigation settlement	—	—	(1.9)
Reorganization	4.0	4.0	7.4
Advisory services fees	6.3	—	7.8
Impairment charges on assets	0.4	—	1.5
Foreign currency transaction (gains) losses	(2.1)	—	0.5
Purchase consideration and other transaction costs	0.5	0.4	0.2
Other adjustments	0.5	0.1	0.1
Adjusted EBITDA	$57.4	$26.0	$(2.1)

Adjusted EBITDA	$57.4	$26.0	$(2.1)
LIFO expense	10.0	6.8	22.5
Adjusted EBITDA, excluding LIFO expense	$67.4	$32.8	$20.4

Net sales	$1,566.5	$1,135.7	$1,104.8

Adjusted EBITDA, excluding LIFO expense, as a percentage of net sales	4.3%	2.9%	1.8%

Gross profit	$288.8	$204.4	$168.9

Gross margin	18.4%	18.0%	15.3%

Gross profit	$288.8	$204.4	$168.9
LIFO expense	10.0	6.8	22.5
Gross profit, excluding LIFO expense	$298.8	$211.2	$191.4

Gross margin, excluding LIFO expense	19.1%	18.6%	17.3%

Note: EBITDA represents net income (loss) before interest and other expense on debt, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on litigation settlement, reorganization expenses, impairment charges on assets, advisory service fees, foreign currency transaction gains and losses, and purchase consideration and other transaction costs. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, do not represent, and should not be used as a substitute for, net income (loss) or cash flows provided by (used in) operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense, which is calculated as gross profit minus LIFO expense, divided by net sales. We have excluded LIFO expense from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense, gross margin, excluding LIFO expense, and Adjusted EBITDA, excluding LIFO expense, as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Fourth
	First Quarter		Quarter
	2026	2025	2025

Net income (loss) attributable to Ryerson Holding Corporation	$4.5	$(5.6)	$(37.9)

Gain on litigation settlement	—	—	(1.9)
Advisory services fees	6.3	—	7.8
Impairment charges on assets	0.4	—	1.5
Provision (benefit) for income taxes	1.9	—	(1.9)

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$13.1	$(5.6)	$(32.4)

Adjusted diluted earnings (loss) per share	$0.30	$(0.18)	$(1.01)

Shares outstanding - diluted	43.2	31.9	32.2

Note: Adjusted net income (loss) and Adjusted income (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow Provided By (Used In) Operations to Free Cash Flow Yield
(Dollars in Millions)

			Fourth
	First Quarter		Quarter
	2026	2025	2025

Net cash provided by (used in) operating activities	$(179.2)	$(41.2)	$112.7
Capital expenditures	(12.2)	(8.0)	(20.8)
Proceeds from sales of property, plant, and equipment	1.1	0.1	—
Free cash flow	$(190.3)	$(49.1)	$91.9

Market capitalization	$1,167.3	$739.2	$810.4

Free cash flow yield	(16.3)%	(6.6)%	11.3%

Note: Market capitalization is calculated using March 31, 2026, December 31, 2025, and March 31, 2025 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Second Quarter 2026 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions)
	Second Quarter 2026
	Low	High
Net income attributable to Ryerson Holding Corporation	$20	$22

Diluted income per share	$0.38	$0.42

Interest and other expense on debt	15	15
Provision for income taxes	7	9
Depreciation and amortization expense	28	28
EBITDA	$70	$74
Adjustments	2	4
Adjusted EBITDA	$72	$78
LIFO expense	16	14
Adjusted EBITDA, excluding LIFO expense	$88	$92

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.